                                   (VF LOGO)


                                                                October 23, 2003





FOR IMMEDIATE RELEASE           Contact:        Cindy Knoebel
                                                VP, Financial & Corporate
                                                Communications
                                                VF Services, Inc.
                                                (646) 472-2817/(336) 424-6189

         VF ANNOUNCES THIRD QUARTER RESULTS AND INCREASES DIVIDEND

VF's third quarter conference call will be held at 2:00 p.m. ET today and can be accessed via the Company's web site www.vfc.com or www.companyboardroom.com. A replay will be available through October 30 by dialing 800-642-1687, passcode:
3208694.

GREENSBORO, NORTH CAROLINA - OCTOBER 23, 2003 - VF CORPORATION (NYSE: VFC), the world's largest apparel company, today announced better than anticipated sales and earnings for the third quarter of 2003, reflecting stronger than expected sales in the Company's core businesses and a higher than expected profit contribution from Nautica Enterprises, Inc. The Company also increased its guidance for full year earnings and raised its quarterly dividend.

Third quarter earnings from continuing operations were $1.14 per share, compared with $1.15 per share in 2002. Income from continuing operations was $125.3 million versus $128.6 million in the 2002 period. All per share amounts are presented on a diluted basis. Sales in the quarter rose 3% to $1,435.4 million versus $1,400.4 million in the prior year's quarter.

The addition of Nautica contributed approximately $72 million in sales and $.05 per share to third quarter results.

As anticipated, 2003 third quarter earnings reflect expenses related to the Company's actions to manage inventories and capacity. However, these expenses were less than anticipated. In addition, the Company had expected third quarter earnings to reflect the estimated loss that the Company would have incurred upon the sale of its Playwear business. The Company did not reach an agreement on the sale of its Playwear operation and is currently evaluating all alternatives for this business. Previously, the Company had anticipated expenses related to these actions would approximate $25 million, or $.15 per share. The actual expenses in the quarter were $12 million, or $.07 per share.

Foreign currency translation favorably impacted both sales and earnings in the quarter. Excluding foreign currency effects, sales were about flat. The benefit to earnings in the quarter was $.04 per share.

For the first nine months of 2003, earnings from continuing operations rose to $2.65 per share from $2.60 in the same period in 2002. Current year sales rose slightly to $3,820.2 million compared with the $3,772.9 million reported in the 2002 period. Income from continuing operations was $292.3 million versus $294.1 million reported a year ago.


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                                                                     Page 2 of 6
                                                                October 23, 2003





Commented Mackey J. McDonald, chairman and chief executive officer, "We were pleased to see a pickup in sales toward the end of the quarter, in line with generally stronger sales at retail, particularly in September. We also are pleased with the contribution made by Nautica in the quarter and are looking forward to building Nautica as the foundation for our new Sportswear coalition."

BUSINESS REVIEW

Sales in the Company's Outdoor coalition, which includes The North Face(R), JanSport(R) and Eastpak(R) brands, rose 15% in the quarter, or 11% adjusted for currency effects, driven by double-digit sales increases of The North Face(R) brand globally and strong growth in our international businesses across each brand. International jeans sales were about flat with prior year levels, and were down 9% excluding currency effects. Domestic jeans sales and Imagewear sales each declined 6%, while global intimate apparel sales were down 3%.

Mr. McDonald noted sales of the Company's mass market jeans brands were better than anticipated in the quarter, with the impact from the entry of a new competitor in discount stores less than expected. However, the Company has seen a higher than expected impact from the number of store closings by a large customer. The Company is very pleased with the strengthening of its mass jeans brands through the back to school period, and noted particular strength in its Wrangler(R) Five Star Premium Denim and fashion programs.

Gross and operating margins declined in the quarter, due to the impact of the actions related to capacity alignment and inventory management.

VF's balance sheet remains strong, and the Company made excellent progress during the quarter toward reaching its year-end inventory goal. Excluding Nautica, inventories were up 7% over prior year levels, or 5% excluding currency effects. The Company continues to expect that, excluding Nautica, inventories at year-end will be slightly above the prior year level.

Debt as a percent of total capital was 38% at the end of the quarter. On October 14, 2003 the Company refinanced part of the debt incurred to acquire Nautica by issuing $300 million principal amount of 6.00% unsecured notes due in 2033. The net cash proceeds of $292.4 million were used to repay commercial paper borrowings related to the Nautica acquisition. During the fourth quarter, the Company expects to repay the remaining amount of commercial paper associated with the Nautica acquisition from cash flow provided by operations. Accordingly, the ratio of debt to total capital is expected to range between 30% and 35% at the end of 2003.

"Our balance sheet remains in great shape, despite having made such a significant acquisition, providing us with the flexibility to invest in additional new growth opportunities," Mr. McDonald said.

OUTLOOK

Encouraged by our most recent results, we are increasing our full year earnings per share guidance. We now expect that earnings could reach $3.50 to $3.55 per share, an increase of 8% to 10% from the $3.24 per share from continuing operations reported in 2002. This excludes any impact from exiting the Playwear business, which could result in a loss somewhat higher than the $7 million previously indicated. Sales are expected to increase approximately 3%. The acquisition


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                                                                     Page 3 of 6
                                                                October 23, 2003



of Nautica is expected to contribute approximately $240 million in sales and $.08 to $.10 to earnings per share in 2003. The Company has indicated that Nautica could add at least $.10 to earnings per share in 2004.

We continue to anticipate that gross margins could rise by approximately 100 basis points from the 36.0% level reported in 2002 and that operating margins will be about flat. Cash flow from operations is expected to approximate $350 million.

The Company's expectations regarding sales and earnings in the fourth quarter remain intact, excluding any impact from the possible exit of Playwear. Sales could increase approximately 8%, while earnings are expected to range between $.85 and $.90 per share.

The company also announced the retirement of Dr. Robert Buzzell, 70, from the Board of Directors after 20 years of service.

DIVIDEND INCREASE
The Board of Directors declared an increase in the quarterly cash dividend rate of $.01 to $.26 per share. This marks the 13th consecutive year that the Company has increased its quarterly dividend rate. "We're proud that we can offer our shareholders a yield that outpaces not only our competitors, but the overall market as well," said Mr. McDonald. The cash dividend is payable on December 19, 2003 to shareholders of record as of the close of business on December 9, 2003.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; competitive conditions in and financial strength of our customers and of our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company's business; the Company's ability to integrate new acquisitions successfully; the Company's ability to achieve anticipated cost savings from the recent restructuring initiatives; additional terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other external economic and political factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

ABOUT THE COMPANY

VF Corporation is the world's largest apparel company and a leader in jeanswear, intimate apparel, playwear, workwear and daypacks. Its principal brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Nautica(R), Earl Jean(R), John Varvatos(R), Healthtex(R), JanSport(R), Eastpak(R), The North Face(R), Lee Sport(R) and Red Kap(R).

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, WWW.VFC.COM.

                                                                     Page 4 of 6
                                                                October 23, 2003

                                 VF CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                      ----------------------------  ----------------------------
                                                                        OCTOBER 4     SEPTEMBER 28    OCTOBER 4     SEPTEMBER 28
                                                                          2003            2002          2003           2002
                                                                          ----            ----          ----           ----
NET SALES                                                             $ 1,435,403    $ 1,400,389    $ 3,820,200    $ 3,772,907
COSTS AND OPERATING EXPENSES
                   Cost of products sold                                  898,325        871,117      2,393,628      2,380,561
                   Marketing, administrative and general expenses         341,861        321,027        965,352        904,722
                   Other operating income                                  (9,359)        (8,070)       (21,728)       (17,891)
                                                                      -----------    -----------    -----------    -----------
                                                                        1,230,827      1,184,074      3,337,252      3,267,392
                                                                      -----------    -----------    -----------    -----------
OPERATING INCOME                                                          204,576        216,315        482,948        505,515
OTHER INCOME (EXPENSE)

                   Interest, net                                          (13,632)       (19,980)       (38,790)       (52,094)
                   Miscellaneous, net                                        (154)           696          2,784          2,222
                                                                      -----------    -----------    -----------    -----------
                                                                          (13,786)       (19,284)       (36,006)       (49,872)
                                                                      -----------    -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS

                   BEFORE INCOME TAXES                                    190,790        197,031        446,942        455,643
INCOME TAXES                                                               65,501         68,467        154,642        161,552
                                                                      -----------    -----------    -----------    -----------
INCOME FROM CONTINUING OPERATIONS                                         125,289        128,564        292,300        294,091
DISCONTINUED OPERATIONS                                                      --             (315)          --            2,020
CUMULATIVE EFFECT OF CHANGE IN

                   ACCOUNTING POLICY FOR GOODWILL                            --             --             --         (527,254)
                                                                      -----------    -----------    -----------    -----------
NET INCOME (LOSS)                                                     $   125,289    $   128,249    $   292,300    $  (231,143)
                                                                      ===========    ===========    ===========    ===========
EARNINGS (LOSS) PER COMMON SHARE - BASIC

                   Income from continuing operations                  $      1.16    $      1.16    $      2.70    $      2.61
                   Discontinued operations                                   --             --             --             0.02
                   Cumulative effect of change in accounting policy          --             --             --            (4.82)
                   Net income (loss)                                         1.16           1.16           2.70          (2.19)
EARNINGS (LOSS) PER COMMON SHARE - DILUTED

                   Income from continuing operations                  $      1.14    $      1.15    $      2.65    $      2.60
                   Discontinued operations                                   --             --             --             0.02
                   Cumulative effect of change in accounting policy          --             --             --            (4.68)
                   Net income (loss)                                         1.14           1.15           2.65          (2.05)
WEIGHTED AVERAGE SHARES OUTSTANDING

                   Basic                                                  107,213        108,767        107,660        109,450
                   Diluted                                                109,775        111,849        110,259        112,737
CASH DIVIDENDS PER COMMON SHARE                                       $      0.25    $      0.24    $      0.75    $      0.72


                                                                       Continued

                                                                     Page 5 of 6
                                                                October 23, 2003

                                 VF CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  OCTOBER 4       JANUARY 4    SEPTEMBER 28
                                                                     2003           2003           2002
                                                                     ----           ----           ----
ASSETS
CURRENT ASSETS
       Cash and equivalents                                      $   217,491    $   496,367    $   254,977
       Accounts receivable, net                                      840,159        587,859        744,918
       Inventories                                                 1,062,585        830,518        878,636
       Other current assets                                          179,811        154,513        158,389
       Current assets of discontinued operations                       2,257          5,283          7,343
                                                                 -----------    -----------    -----------
                             Total current assets                  2,302,303      2,074,540      2,044,263
PROPERTY, PLANT AND EQUIPMENT                                      1,581,200      1,539,269      1,546,326
       Less accumulated depreciation                                 980,792        972,723        976,561
                                                                 -----------    -----------    -----------
                                                                     600,408        566,546        569,765
INTANGIBLE ASSETS                                                    383,366           --             --
GOODWILL                                                             677,657        473,355        474,500
OTHER ASSETS                                                         317,468        386,204        406,152
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS                            --            2,506          4,178
                                                                 -----------    -----------    -----------
                                                                 $ 4,281,202    $ 3,503,151    $ 3,498,858
                                                                 ===========    ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
       Short-term borrowings                                     $   224,812    $    60,918    $    56,768
       Current portion of long-term debt                               2,117            778            562
       Accounts payable                                              246,337        298,456        270,950
       Accrued liabilities                                           559,954        502,057        576,350
       Current liabilities of discontinued operations                  5,806         12,635         16,046
                                                                 -----------    -----------    -----------
                             Total current liabilities             1,039,026        874,844        920,676
LONG-TERM DEBT                                                       910,849        602,287        602,550
OTHER LIABILITIES                                                    446,918        331,270        232,588
REDEEMABLE PREFERRED STOCK                                            31,225         36,902         40,491
COMMON SHAREHOLDERS'  EQUITY

       Common Stock                                                  107,401        108,525        108,252
       Additional paid-in capital                                    938,260        930,132        926,780
       Accumulated other comprehensive income (loss)                (181,821)      (214,141)      (114,280)
       Retained earnings                                             989,344        833,332        781,801
                                                                 -----------    -----------    -----------
                             Total common shareholders' equity     1,853,184      1,657,848      1,702,553
                                                                 -----------    -----------    -----------
                                                                 $ 4,281,202    $ 3,503,151    $ 3,498,858
                                                                 ===========    ===========    ===========

                                                                       Continued

                                                                     Page 6 of 6
                                                                October 23, 2003

                                 VF CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 NINE MONTHS ENDED
                                                             -------------------------
                                                             OCTOBER 4    SEPTEMBER 28
                                                                2003          2002
                                                                ----          ----
OPERATIONS
     Net income (loss)                                       $ 292,300    $(231,143)
     Adjustments to reconcile net income (loss)
          to cash provided by operating activities
          of continuing operations:
          Discontinued operations                                 --         (2,020)
          Cumulative effect of change in accounting policy        --        527,254
          Restructuring costs                                     --          6,227
          Depreciation                                          77,083       80,586
          Amortization of intangible assets                      1,157         --
          Other, net                                            70,488       (2,918)
          Changes in current assets and liabilities:
                Accounts receivable                           (159,863)    (155,847)
                Inventories                                    (80,291)     (12,142)
                Accounts payable                              (124,435)      29,735
                Other, net                                     (35,492)     147,790
                                                             ---------    ---------
          Cash provided by operating activities of
                continuing operations                           40,947      387,522
INVESTMENTS

     Capital expenditures                                      (64,023)     (33,774)
     Business acquisitions, net of cash acquired              (578,489)      (1,342)
     Other, net                                                 (5,412)      (3,463)
                                                             ---------    ---------
          Cash used by investing activities of
                continuing operations                         (647,924)     (38,579)

FINANCING

     Increase (decrease) in short-term borrowings              452,360      (19,241)
     Payment of long-term debt                                    (427)    (301,326)
     Purchase of Common Stock                                  (61,400)    (124,623)
     Cash dividends paid                                       (82,595)     (80,961)
     Proceeds from issuance of Common Stock                      8,562       36,747
     Other, net                                                   (338)      (8,021)
                                                             ---------    ---------
          Cash provided (used) by financing activities of
                continuing operations                          316,162     (497,425)
NET CASH PROVIDED (USED) BY DISCONTINUED OPERATIONS             (2,705)      66,255
EFFECT OF FOREIGN CURRENCY RATE CHANGES ON CASH                 14,644        5,155
                                                             ---------    ---------
NET CHANGE IN CASH AND EQUIVALENTS                            (278,876)     (77,072)
CASH AND EQUIVALENTS - BEGINNING OF YEAR                       496,367      332,049
                                                             ---------    ---------
CASH AND EQUIVALENTS - END OF PERIOD                         $ 217,491    $ 254,977
                                                             =========    =========


                                     #####